             As filed with the Securities and Exchange Commission
________________________________________________________________________________


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington,D.C. 20549

                          _________________________


                                   FORM SE
                 FORM FOR SUBMISSION OF PAPER FORMAT EXHIBITS
                             BY ELECTRONIC FILERS


                      Nationwide VLI Separate Account-2
                            (Exact Name of Trust)

                                  0000820914
                           (Registrant CIK Number)


                                   33-62795
                              (SEC File Number)


 Pre-Effective Amendment No.1 to the Registration Statement Filed on Form S-6





     THIS IS A COPY OF THE FORM SE FILED ON DECEMBER 7, 1995 (LETTER WAS DATED DECEMBER 6,1995) PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.

                   EXHIBITS TO PRE-EFFECTIVE AMENDMENT NO.1
                    TO REGISTRATION STATEMENT ON FORM S-6


Exhibit 3--Distributing Agreements

       (a) Marketing Coordination and Administrative Services Agreement between Nationwide Life Insurance Company (depositor) and Nationwide Financial Services, Inc. (principal underwriter)

       (b)    Form of General  Agent Agreement

Exhibit 8     Form of Fund Participation Agreement

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                                  SIGNATURES

The Registrant has duly caused this form to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on this 6th day of December, 1995.


                                        Nationwide VLI Separate Account-2
                                        ---------------------------------
                                                 (Registrant)

                                        Nationwide Life Insurance Company
                                        ---------------------------------
                                                   (Sponsor)



                                        By: /s/ Joseph P. Rath
                                           ------------------------------
                                           Vice President and Associate
                                           General Counsel